UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 17, 2005 (November 16, 2005)

Kaman Corporation
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

0-1093	06-0613548
(Commission File Number)	(IRS Employer Identification No.)

1332 Blue Hills Avenue, Bloomfield, Connecticut	06002
(Address of Principal Executive Offices)	(Zip Code)

(860) 243-7100
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 17, 2005, the Corporation announced that in connection with the execution of a multi-year agreement with MD Helicopters, Inc. ("MDHI") for the provision of rotor blades and other components, primarily for the MD Explorer helicopter, MDHI has agreed to pay the Corporation approximately $5 million related to past due amounts for accounts receivable and inventory previously written off as part of a $20.1 million non-cash charge recorded during the third quarter of 2004. The Corporation received $4.0 million from MDHI on November 16, 2005 and is scheduled to receive additional payments totaling approximately $1 million by the end of the first quarter of 2006. As a result, the Corporation has recorded fourth quarter 2005 pre-tax income of approximately $5.0 million.

A previously reported payment of $1.4 million was received and recorded in the third quarter of 2005.

MDHI was acquired by Patriarch Partners, LLC, an investment firm, in July 2005.

A copy of the Corporation's press release on this subject is attached as Exhibit 99.1 and incorporated herein by reference, although the press release inadvertently indicates that the $4.0 million payment was received on November 17, 2005.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1  Press release dated November 17, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAMAN CORPORATION

By:	/s/ Robert M. Garneau
Robert M. Garneau
Executive Vice President and
Chief Financial Officer

Date: November 17, 2005

KAMAN CORPORATION AND SUBSIDIARIES

Index to Exhibits

Exhibit 99.1	Press release dated November 17, 2005	Attached